Exhibit 99.1
PART I – FINANCIAL INFORMATION

Item 1.  Financial Statements

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2011 (Unaudited	December 31, 2010 (Audited)
Assets
Cash	$10,819	$11,380
Accounts and other receivables, less allowance for doubtful accounts of $2,576 and $2,528, respectively	94,699	95,276
Product exchange receivables	5,254	9,099
Inventories	50,296	52,616
Due from affiliates	9,229	6,437
Fair value of derivatives	2,138	2,142
Other current assets	3,245	2,784
Total current assets	175,680	179,734

Property, plant and equipment, at cost	664,729	632,456
Accumulated depreciation	(210,386)	(200,276)
Property, plant and equipment, net	454,343	432,180

Goodwill	37,268	37,268
Investment in unconsolidated entities	100,236	98,217
Deferred debt costs	12,357	13,497
Other assets, net	25,851	24,582
	$805,735	$785,478
Liabilities and Partners’ Capital
Current portion of capital lease obligations	$1,148	$1,121
Trade and other accounts payable	80,504	82,837
Product exchange payables	19,703	22,353
Due to affiliates	11,271	6,957
Income taxes payable	1,037	811
Fair value of derivatives	1,093	282
Other accrued liabilities	13,333	10,034
Total current liabilities	128,089	124,395

Long-term debt and capital leases, less current maturities	344,655	372,862
Deferred income taxes	8,210	8,213
Fair value of derivatives	5,064	4,100
Other long-term obligations	1,947	1,102
Total liabilities	487,965	510,672

Partners’ capital	317,674	273,387
Accumulated other comprehensive income	96	1,419
Total partners’ capital	317,770	274,806
Commitments and contingencies
	$805,735	$785,478

See accompanying notes to consolidated and condensed financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS
 (Unaudited)
 (Dollars in thousands, except per unit amounts)

	Three Months Ended March 31,
	2011	2010
Revenues:
Terminalling and storage *	$18,123	$16,041
Marine transportation *	19,399	17,877
Sulfur services	2,850	—
Product sales: *
Natural gas services	167,211	165,229
Sulfur services	56,908	34,409
Terminalling and storage	18,545	9,120
	242,664	208,758
Total revenues	283,036	242,676

Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Natural gas services *	158,204	157,664
Sulfur services *	44,442	24,735
Terminalling and storage	16,560	8,446
	219,206	190,845
Expenses:
Operating expenses *	34,349	29,195
Selling, general and administrative *	5,028	5,270
Depreciation and amortization	10,942	9,905
Total costs and expenses	269,525	235,215
Other operating income	—	102
Operating income	13,511	7,563

Other income (expense):
Equity in earnings of unconsolidated entities	2,376	2,176
Interest expense	(8,402)	(8,003)
Other, net	60	60
Total other income (expense)	(5,966)	(5,767)

Net income before taxes	7,545	1,796
Income tax benefit (expense)	(223)	(25)
Net income	$7,322	$1,771

General partner’s interest in net income	$1,229	$863
Limited partners’ interest in net income	$5,816	$631

Net income per limited partner unit – basic and diluted	$0.31	$0.04

Weighted average limited partner units - basic	18,760,861	17,708,165
Weighted average limited partner units - diluted	18,761,611	17,709,027

See accompanying notes to consolidated and condensed financial statements.

*Related Party Transactions Included Above
Revenues:
Terminalling and storage	$12,938	$10,694
Marine transportation	6,565	6,060
Product Sales	5,399	307
Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Natural gas services	23,205	18,706
Sulfur services	4,152	3,317
Expenses:
Operating expenses	12,042	10,633
Selling, general and administrative	3,031	1,802

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF CAPITAL
(Unaudited)
(Dollars in thousands)

	Partners' Capital
	Common		Subordinated		General Partner	Accumulated Other Comprehensive Income
	Units	Amount	Units	Amount	Amount	(Loss)	Total
Balances – January 1, 2010	16,057,832	$245,683	889,444	$16,613	$4,731	$(2,076)	$264,951

Net income	—	908	—	—	863	—	1,771

Recognition of beneficial conversion feature	—	(277)	—	277	—	—	—

Follow-on public offering	1,650,000	50,530	—	—	—	—	50,530

General partner contribution	—	—	—	—	1,089	—	1,089

Cash distributions	—	(12,043)	—	—	(1,121	—	(13,164)

Unit-based compensation	—	27	—	—	—	—	27

Adjustment in fair value of derivatives	—	—	—	—	—	2,512	2,512

Balances – March 31, 2010	17,707,832	$284,828	889,444	$16,890	$5,562	$436	$307,716

Balances – January 1, 2011	17,707,832	$250,785	889,444	$17,721	$4,881	$1,419	$274,806

Net income	—	6,093	—	—	1,229	—	7,322

Recognition of beneficial conversion feature	—	(277)	—	277	—	—	—

Follow-on public offering	1,874,500	70,329	—	—	—	—	70,329

General partner contribution	—	—	—	—	1,505	—	1,505

Cash distributions	—	(13,458)	—	—	(1,416	—	(14,874)

Distribution to parent	—	(19,684)	—	—	—	—	(19,684)

Unit-based compensation	9,100	36	—	—	—	—	36

Purchase of treasury units	( 9,100	(347)	—	—	—	—	(347)

Adjustment in fair value of derivatives	—	—	—	—	—	(1,323)	(1,323)

Balances – March 31, 2011	19,582,332	$293,477	889,444	$17,998	$6,199	$96	$317,770

See accompanying notes to consolidated and condensed financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2011	2010

Net income	$7,322	$1,771
Changes in fair values of commodity cash flow hedges	(908)	499
Commodity cash flow hedging gains (losses) reclassified to earnings	(434)	(117)
Changes in fair value of interest rate cash flow hedges	—	(241)
Interest rate cash flow hedging losses reclassified to earnings	19	2,371

Comprehensive income	$5,999	$4,283

See accompanying notes to consolidated and condensed financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)
	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$7,322	$1,771
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,942	9,905
Amortization of deferred debt issuance costs	1,140	1,467
Amortization of debt discount	88	6
Deferred taxes	(3)	(147)
Gain on sale of property, plant and equipment	—	(102)
Equity in earnings of unconsolidated entities	(2,376)	(2,176)
Distributions from unconsolidated entities	—	—
Distributions in-kind from equity investments	3,948	3,741
Non-cash mark-to-market on derivatives	456	(3,142)
Other	36	27
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts and other receivables	577	3,306
Product exchange receivables	3,845	3,871
Inventories	2,320	1,560
Due from affiliates	(2,792)	(2,271)
Other current assets	(461)	(1,331)
Trade and other accounts payable	(2,333)	(525)
Product exchange payables	(2,649)	(2,526)
Due to affiliates	4,314	(454)
Income taxes payable	226	286
Other accrued liabilities	3,299	(1,898)
Change in other non-current assets and liabilities	155	(20)
Net cash provided by operating activities	28,054	11,348
Cash flows from investing activities:
Payments for property, plant and equipment	(14,874)	(3,475)
Acquisitions	(16,816)	—
Payments for plant turnaround costs	(1,995)	(1,043)
Proceeds from sale of property, plant and equipment	—	625
Investment in unconsolidated entities	—	(20,110)
Return of investments from unconsolidated entities	60	115
Distributions from (contributions to) unconsolidated entities for operations	(3,651)	(568)
Net cash used in investing activities	(37,276)	(24,456)
Cash flows from financing activities:
Payments of long-term debt	(101,500)	(284,127)
Payments of notes payable and capital lease obligations	(268)	—
Proceeds from long-term debt	73,500	273,093
Net proceeds from follow on offering	70,329	50,530
Treasury units purchased	(347)	—
General partner contribution	1,505	1,089
Distribution to parent	(19,684)	—
Payments of debt issuance costs	—	(6,969)
Cash distributions paid	(14,874)	(13,164)
Net cash provided by financing activities	8,661	20,452
Net increase (decrease) in cash	(561)	7,344
Cash at beginning of period	11,380	5,956
Cash at end of period	$10,819	$13,300

See accompanying notes to consolidated and condensed financial statements.

(1)            General

Martin Midstream Partners L.P. (the “Partnership”) is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. Its four primary business lines include: terminalling and storage services for petroleum products and by-products, natural gas services, sulfur and sulfur-based products processing, manufacturing, marketing and distribution, and marine transportation services for petroleum products and by-products.

The Partnership’s unaudited consolidated and condensed financial statements have been prepared in accordance with the requirements of Form 10-Q and United States generally accepted accounting principles for interim financial reporting. Accordingly, these financial statements have been condensed and do not include all of the information and footnotes required by generally accepted accounting principles for annual audited financial statements of the type contained in the Partnership’s annual reports on Form 10-K. In the opinion of the management of the Partnership’s general partner, all adjustments and elimination of significant intercompany balances necessary for a fair presentation of the Partnership’s results of operations, financial position and cash flows for the periods shown have been made. All such adjustments are of a normal recurring nature. Results for such interim periods are not necessarily indicative of the results of operations for the full year. These financial statements should be read in conjunction with the Partnership’s audited consolidated financial statements and notes thereto included in the Partnership’s annual report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2011.

(a)            Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States.  Actual results could differ from those estimates.

(b)            Unit Grants

In February 2011, the Partnership issued 9,100 restricted common units to certain Martin Resource Management employees under its long-term incentive plan from 9,100 treasury units purchased by the Partnership in the open market for $347.  These units vest in 25% increments beginning in February 2012 and will be fully vested in February 2015.

The cost resulting from share-based payment transactions was $36 and $27 for the three months ended March 31, 2011 and 2010, respectively.

(c)           Incentive Distribution Rights

The Partnership’s general partner, Martin Midstream GP LLC, holds a 2% general partner interest and certain incentive distribution rights (“IDRs”) in the Partnership. IDRs are a separate class of non-voting limited partner interest that may be transferred or sold by the general partner under the terms of the partnership agreement of the Partnership (the “Partnership Agreement”), and represent the right to receive an increasing percentage of cash distributions after the minimum quarterly distribution and any cumulative arrearages on common units once certain target distribution levels have been achieved. The Partnership is required to distribute all of its available cash from operating surplus, as defined in the Partnership Agreement.

The target distribution levels entitle the general partner to receive 2% of quarterly cash distributions up to $0.55 per unit, 15% of quarterly cash distributions in excess of $0.55 per unit until all unitholders have received $0.625 per unit, 25% of quarterly cash distributions in excess of $0.625 per unit until all unitholders have received $0.75 per unit and 50% of quarterly cash distributions in excess of $0.75 per unit.

For the three months ended March 31, 2011 and 2010 the general partner received $1,104 and $844, respectively, in incentive distributions.

(d)           Net Income per Unit

The Partnership follows the provisions of ASC 260-10 related to earnings per share, which addresses the application of the two-class method in determining income per unit for master limited partnerships having multiple classes of securities that may participate in partnership distributions accounted for as equity distributions. To the extent the Partnership Agreement does not explicitly limit distributions to the general partner, any earnings in excess of distributions are to be allocated to the general partner and limited partners utilizing the distribution formula for available cash specified in the Partnership Agreement. When current period distributions are in excess of earnings, the excess distributions for the period are to be allocated to the general partner and limited partners based on their respective sharing of losses specified in the Partnership Agreement.

The provisions of ASC 260-10 did not impact the Partnership’s computation of earnings per limited partner unit as cash distributions exceeded earnings for the three months ended March 31, 2011 and 2010, respectively, and the IDRs do not share in losses under the Partnership Agreement. In the event the Partnership’s earnings exceed cash distributions, ASC 260-10 will have an impact on the computation of the Partnership’s earnings per limited partner unit.  For the three months ended March 31, 2011 and 2010, the general partner’s interest in net income, including the IDRs, represents distributions declared after period-end on behalf of the general partner interest and IDRs less the allocated excess of distributions over earnings for the periods.

For purposes of computing diluted net income per unit, the Partnership uses the more dilutive of the two-class and if-converted methods. Under the if-converted method, the beneficial conversion feature is added back to net income available to common limited partners, the weighted-average number of subordinated units outstanding for the period is added to the weighted-average number of common units outstanding for purposes of computing basic net income per unit and the resulting amount is compared to the diluted net income per unit computed using the two-class method.

The following table reconciles net income to limited partners’ interest in net income:

	Three Months Ended March 31,
	2011	2010
Net income	$7,322	$1,771
Less general partner’s interest in net income:
Distributions payable on behalf of IDRs	1,105	844
Distributions payable on behalf of general partner interest	311	277
Distributions payable to the general partner interest in excess of earnings allocable to the general partner interest	(187)	(258)
Less beneficial conversion feature	277	277
Limited partners’ interest in net income	$5,816	$631

The weighted average units outstanding for basic net income per unit was 18,760,861 and 17,708,165 for the three months ended March 31, 2011 and 2010, respectively.  For diluted net income per unit, the weighted average units outstanding were increased by 750 and 862 for the three months ended March 31, 2011 and 2010, respectively, due to the dilutive effect of restricted units granted under the Partnership’s long-term incentive plan.

(e)           Income Taxes

With respect to the Partnership’s taxable subsidiary, Woodlawn Pipeline Co., Inc. (“Woodlawn”), income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(2)           New Accounting Pronouncements

No new accounting pronouncements were issued or became effective in the first quarter of 2011 that impact the Partnership’s consolidated financial statements.

(3)           Acquisitions

Terminalling Facilities

On January 31, 2011, the Partnership acquired 13 shore-based marine terminalling facilities, one specialty terminalling facility and certain terminalling related assets from Martin Resource Management for $36,500.  These assets are located across the Louisiana Gulf Coast.  This acquisition was funded by borrowings under the Partnership’s revolving loan facility.

These terminalling assets were acquired by Martin Resource Management in its acquisition of L&L Holdings LLC (“L&L”) on January 31, 2011.  During the second quarter, Martin Resource Management finalized the purchase price allocation for the acquisition of L&L, including the final determination of the fair value of the terminalling assets acquired by the Partnership.  The acquisition of the L&L assets was considered a transfer of net assets between entities under common control whereby the transferred assets are recorded by the transferee based on the recorded amounts in the transferor’s financial statements.   The acquired assets were recorded by the Partnership in property, plant and equipment.  The Partnership has recorded an adjustment in the amount of $19,684 to reduce property, plant and equipment and partners’ capital for the difference between the purchase price paid to Martin Resource Management and the fair value of the terminalling assets acquired based on Martin Resource Management’s final purchase price allocation of the acquired L&L assets.  The impact on depreciation expense for the quarter ended March 31, 2011 as a result of the finalization of the purchase price allocation is accounted for retrospectively and was a reduction of $241.

Harrison Gathering System

On January 15, 2010, the Partnership, through Prism Gas, as 50% owner and the operator of Waskom Gas Processing Company (“Waskom”), through Waskom’s wholly-owned subsidiary Waskom Midstream LLC, acquired from Crosstex North Texas Gathering, L.P., a 100% interest in approximately 62 miles of gathering pipeline, two 35 MMcfd dew point control plants and equipment referred to as the Harrison Gathering System.  The Partnership’s share of the acquisition cost was approximately $20,000 and was recorded as an investment in an unconsolidated entity.

(4)           Inventories

Components of inventories at March 31, 2011 and December 31, 2010, were as follows:

	March 31, 2011	December 31, 2010
Natural gas liquids	$13,053	$19,775
Sulfur	21,149	15,933
Sulfur Based Products	6,831	9,027
Lubricants	6,778	5,267
Other	2,485	2,614
	$50,296	$52,616

(5)           Investments in Unconsolidated Entities and Joint Ventures

Prism Gas owns an unconsolidated 50% interest in Waskom, the Matagorda Offshore Gathering System (“Matagorda”) and Panther Interstate Pipeline Energy LLC (“PIPE”). As a result, these assets are accounted for by the equity method.

                   In accounting for the acquisition of the interests in Waskom, Matagorda and PIPE, the carrying amount of these investments exceeded the underlying net assets by approximately $46,176. The difference was attributable to property and equipment of $11,872 and equity-method goodwill of $34,304. The excess investment relating to property and equipment is being amortized over an average life of 20 years, which approximates the useful life of the underlying assets. Such amortization amounted to $148 and $149 for the three months ended March 31, 2011 and 2010, respectively, and has been recorded as a reduction of equity in earnings of unconsolidated entities. The remaining unamortized excess investment relating to property and equipment was $8,755 and $8,903 at March 31, 2011 and December 31, 2010, respectively. The equity-method goodwill is not amortized; however, it is analyzed for impairment annually or when changes in circumstance indicate that a potential impairment exists. No impairment was recognized for the three months ended March 31, 2011 or 2010.

As a partner in Waskom, the Partnership receives distributions in kind of natural gas liquids (“NGLs”) that are retained according to Waskom’s contracts with certain producers. The NGLs are valued at prevailing market prices. In addition, cash distributions are received and cash contributions are made to fund operating and capital requirements of Waskom.

Activity related to these investment accounts for the three months ended March 31, 2011 and 2010 is as follows:

	Waskom	PIPE	Matagorda	Total

Investment in unconsolidated entities, December 31, 2010	$93,768	$1,311	$3,138	$98,217

Distributions in kind	(3,948)	—	—	(3,948)
Contributions to unconsolidated entities:
Cash contributions	—	—	—	—
Contributions to unconsolidated entities for operations	3,651	—	—	3,651
Return of investments	—	—	(60)	(60)
Equity in earnings:
Equity in earnings (losses) from operations	2,488	(15)	51	2,524
Amortization of excess investment	(138)	(3)	(7)	(148)

Investment in unconsolidated entities, March 31, 2011	$95,821	$1,293	$3,122	$100,236

	Waskom	PIPE	Matagorda	Total

Investment in unconsolidated entities, December 31, 2009	$75,844	$1,401	$3,337	$80,582

Distributions in kind	(3,741)	—	—	(3,741)
Contributions to unconsolidated entities:
Cash contributions (See Note 3)	20,110	—	—	20,110
Contributions to unconsolidated entities for operations	568	—	—	568
Return of investments	—	(30)	(85)	(115)
Equity in earnings:
Equity in earnings (losses) from operations	2,296	(35)	64	2,325
Amortization of excess investment	(138)	(4)	(7)	(149)

Investment in unconsolidated entities, March 31, 2010	$94,939	$1,332	$3,309	$99,580

Select financial information for significant unconsolidated equity-method investees is as follows:

	As of March 31, 2011		Three Months Ended March 31, 2011
	Total Assets	Partner’s Capital	Revenues	Net Income
2011
Waskom	$125,890	$111,889	$31,506	$4,976

	As of December 31, 2010
2010
Waskom	$117,606	$109,025	$28,654	$4,591

As of March 31, 2011 and December 31, 2010 the amount of the Partnership’s consolidated retained earnings that represents undistributed earnings related to the unconsolidated equity-method investees is $42,825 and $40,509, respectively.  There are no material restrictions to transfer funds in the form of dividends, loans or advances related to the equity-method investees.

As of March 31, 2011 and December 31, 2010, the Partnership’s interest in cash of the unconsolidated equity-method investees was $786 and $789, respectively.

(6)           Derivative Instruments and Hedging Activities

The Partnership’s results of operations are materially impacted by changes in crude oil, natural gas and NGL prices and interest rates. In an effort to manage its exposure to these risks, the Partnership periodically enters into various derivative instruments, including commodity and interest rate hedges. The Partnership is required to recognize all derivative instruments as either assets or liabilities at fair value on the Partnership’s Consolidated Balance Sheets and to recognize certain changes in the fair value of derivative instruments on the Partnership’s Consolidated Statements of Operations.

           The Partnership performs, at least quarterly, a retrospective assessment of the effectiveness of its hedge contracts, including assessing the possibility of counterparty default. If the Partnership determines that a derivative is no longer expected to be highly effective, the Partnership discontinues hedge accounting prospectively and recognizes subsequent changes in the fair value of the hedge in earnings. As a result of its effectiveness assessment at March 31, 2011, the Partnership believes certain hedge contracts will continue to be effective in offsetting changes in cash flow or fair value attributable to the hedged risk.

All derivatives and hedging instruments are included on the balance sheet as an asset or a liability measured at fair value and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in accumulated other comprehensive income (“AOCI”) until such time as the hedged item is recognized in earnings. The Partnership is exposed to the risk that periodic changes in the fair value of derivatives qualifying for hedge accounting will not be effective, as defined, or that derivatives will no longer qualify for hedge accounting. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is recorded to earnings. Likewise, if a hedge ceases to qualify for hedge accounting, any change in the fair value of derivative instruments since the last period is recorded to earnings; however, any amounts previously recorded to AOCI would remain there until such time as the original forecasted transaction occurs, then would be reclassified to earnings or if it is determined that continued reporting of losses in AOCI would lead to recognizing a net loss on the combination of the hedging instrument and the hedge transaction in future periods, then the losses would be immediately reclassified to earnings.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI and reclassified into earnings in the same period during which the hedged transaction affects earnings. The effective portion of the derivative represents the change in fair value of the hedge that offsets the change in fair value of the hedged item. To the extent the change in the fair value of the hedge does not perfectly offset the change in the fair value of the hedged item; the ineffective portion of the hedge is immediately recognized in earnings.

In March 2008, the FASB amended the provisions of ASC Topic 820 related to fair value measurements and disclosures, which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for, and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The Partnership adopted this guidance on January 1, 2009.

(a)           Commodity Derivative Instruments

The Partnership is exposed to market risks associated with commodity prices and uses derivatives to manage the risk of commodity price fluctuation. The Partnership has established a hedging policy and monitors and manages the commodity market risk associated with its commodity risk exposure. The Partnership has entered into hedging transactions through 2012 to protect a portion of its commodity exposure. These hedging arrangements are in the form of swaps for crude oil, natural gas and natural gasoline. In addition, the Partnership is focused on utilizing counterparties for these transactions whose financial condition is appropriate for the credit risk involved in each specific transaction.

Due to the volatility in commodity markets, the Partnership is unable to predict the amount of ineffectiveness each period, including the loss of hedge accounting, which is determined on a derivative by derivative basis. This may result, and has resulted, in increased volatility in the Partnership’s financial results. Factors that have and may continue to lead to ineffectiveness and unrealized gains and losses on derivative contracts include: a substantial fluctuation in energy prices, the number of derivatives the Partnership holds and significant weather events that have affected energy production. The number of instances in which the Partnership has discontinued hedge accounting for specific hedges is primarily due to those reasons. However, even though these derivatives may not qualify for hedge accounting, the Partnership continues to hold the instruments as it believes they continue to afford the Partnership opportunities to manage commodity risk exposure.

As of March 31, 2011 and 2010, the Partnership has both derivative instruments qualifying for hedge accounting with fair value changes being recorded in AOCI as a component of partners’ capital and derivative instruments not designated as hedges being marked to market with all market value adjustments being recorded in earnings.

Set forth below is the summarized notional amount and terms of all instruments held for price risk management purposes at March 31, 2011 (all gas quantities are expressed in British Thermal Units, crude oil and natural gas liquids are expressed in barrels). As of March 31, 2011, the remaining term of the contracts extend no later than December 2012, with no single contract longer than one year.  For the three months ended March 31, 2011 and 2010, changes in the fair value of the Partnership’s derivative contracts were recorded in both earnings and in AOCI as a component of partners’ capital.

Transaction Type	Total Volume Per Month	Pricing Terms	Remaining Terms of Contracts	Fair Value

Mark to Market Derivatives::

Crude Oil Swap	2,000 BBL	Fixed price of $91.20 settled against WTI NYMEX average monthly closings	April 2011 to December 2011	(292)
Total commodity swaps not designated as hedging instruments				$(292)

Cash Flow Hedges:

Natural Gas Swap	10,000 Mmbtu	Fixed price of $6.1250 settled against IF_ANR_LA first of the month posting	April 2011 to December 2011	144

Natural Gas Swap	20,000 Mmbtu	Fixed price of $4.3225 settled against IF_ANR_LA first of the month posting	April 2011 to December 2011	(34)

Natural Gasoline Swap	2,000 BBL	Fixed price of $87.10 settled against WTI NYMEX average monthly closings	April 2011 to December 2011	(365)

Natural Gasoline Swap	1,000 BBL	Fixed price of $88.85 settled against WTI NYMEX average monthly closings	April 2011 to December 2011	(167)

Natural Gasoline Swap	1,000 BBL	Fixed price of $2.383 settled against Mont Belvieu Non-TET OPIS Average	April 2011 to December 2011	(4)

Crude Oil Swap	1,000 BBL	Fixed price of $101.90 settled against WTI NYMEX average monthly closings	April 2011 to December 2011	(50)

Natural Gas Swap	10,000 Mmbtu	Fixed price of $4.8700 settled against IF_ANR_LA first of the month posting	January 2012 to December 2012	(15)

Natural Gas Swap	20,000 Mmbtu	Fixed price of $4.9600 settled against IF_ANR_LA first of the month posting	January 2012 to December 2012	(9)

Natural Gasoline Swap	1,000 BBL	Fixed price of $90.20 settled against WTI NYMEX average monthly closings	January 2012 to December 2012	(190)

Natural Gasoline Swap	1,000 BBL	Fixed price of $2.340 settled against Mont Belvieu Non-TET OPIS Average	January 2012 to December 2012	(19)

Crude Oil Swap	2,000 BBL	Fixed price of $88.63 settled against WTI NYMEX average monthly closings	January 2012 to December 2012	(416)

Total commodity swaps designated as hedging instruments				$(1,125)

Total net fair value of commodity derivatives				$(1,417)

Based on estimated volumes, as of March 31, 2011, the Partnership had hedged approximately 46% and 35% of its commodity risk by volume for 2011 and 2012, respectively.  The Partnership anticipates entering into additional commodity derivatives on an ongoing basis to manage its risks associated with these market fluctuations and will consider using various commodity derivatives, including forward contracts, swaps, collars, futures and options, although there is no assurance that the Partnership will be able to do so or that the terms thereof will be similar to the Partnership’s existing hedging arrangements.

The Partnership’s credit exposure related to commodity cash flow hedges is represented by the positive fair value of contracts to the Partnership at March 31, 2011. These outstanding contracts expose the Partnership to credit loss in the event of nonperformance by the counterparties to the agreements. The Partnership has incurred no losses associated with counterparty nonperformance on derivative contracts.

On all transactions where the Partnership is exposed to counterparty risk, the Partnership analyzes the counterparty’s financial condition prior to entering into an agreement; establishes a maximum credit limit threshold pursuant to its hedging policy; and monitors the appropriateness of these limits on an ongoing basis. The Partnership has agreements with five counterparties containing collateral provisions. Based on those current agreements, cash deposits are required to be posted whenever the net fair value of derivatives associated with the individual counterparty exceed a specific threshold. If this threshold is exceeded, cash is posted by the Partnership if the value of derivatives is a liability to the Partnership. As of March 31, 2011, the Partnership has no cash collateral deposits posted with counterparties.

The Partnership’s principal customers with respect to Prism Gas’ natural gas gathering and processing are large, natural gas marketing services, oil and gas producers and industrial end-users. In addition, substantially all of the Partnership’s natural gas and NGL sales are made at market-based prices. The Partnership’s standard gas and NGL sales contracts contain adequate assurance provisions, which allows for the suspension of deliveries, cancellation of agreements or discontinuance of deliveries to the buyer unless the buyer provides security for payment in a form satisfactory to the Partnership.

(b)           Impact of Commodity Cash Flow Hedges

Crude Oil.  For the three months ended March 31, 2011 and 2010, net gains and losses on swap hedge contracts decreased crude revenue by $60 and $3, respectively.  As of March 31, 2011, an unrealized derivative fair value gain of $96, related to current and terminated cash flow hedges of crude oil price risk, was recorded in AOCI.  Fair value gains of $512 and fair value losses of $416 are expected to be reclassified into earnings in 2011 and 2012, respectively.  The actual reclassification to earnings for contracts remaining in effect will be based on mark-to-market prices at the contract settlement date or for those terminated contracts based on the recorded values at March 31, 2011, adjusted for any impairment, along with the realization of the gain or loss on the related physical volume, which is not reflected above.

Natural Gas.  For the three months ended March 31, 2011 and 2010, net gains and losses on swap hedge contracts increased gas revenue by $75 and $65, respectively.  As of March 31, 2011, an unrealized derivative fair value gain of $74 related to cash flow hedges of natural gas was recorded in AOCI.  Fair value gains of $98 and fair value losses of $24 are expected to be reclassified into earnings in 2011 and 2012, respectively.  The actual reclassification to earnings will be based on mark-to-market prices at the contract settlement date, along with the realization of the gain or loss on the related physical volume, which is not reflected above.

Natural Gas Liquids.  For the three months ended March 31, 2011 and 2010, net gains and losses on swap hedge contracts increased liquids revenue by $162 and decreased liquids revenue by $37, respectively.  As of March 31, 2011, an unrealized derivative fair value loss of $74 related to current and terminated cash flow hedges of NGLs price risk was recorded in AOCI.  Fair value gains of $134 and fair value losses of $208 are expected to be reclassified into earnings in 2011 and 2012, respectively.  The actual reclassification to earnings for contracts remaining in effect will be based on mark-to-market prices at the contract settlement date or for those terminated contracts based on the recorded values at March 31, 2011, adjusted for any impairment, along with the realization of the gain or loss on the related physical volume, which is not reflected above.

For information regarding fair value amounts and gains and losses on commodity derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts, and Gains and Losses on Derivative Instruments and Related Hedged Items” within this Note.

(c)           Impact of Interest Rate Derivative Instruments

The Partnership is exposed to market risks associated with interest rates. The Partnership enters into interest rate swaps to manage interest rate risk associated with the Partnership’s variable rate debt and term loan credit facilities. All derivatives and hedging instruments are included on the balance sheet as an asset or a liability measured at fair value and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in AOCI until such time as the hedged item is recognized in earnings.

The Partnership has entered into interest rate swap agreements with an aggregate notional amount of $100,000 to hedge its exposure to changes in the fair value of Senior Notes as described in Note 10.  The Partnership believes the interest rate hedge contracts will be effective in offsetting changes in fair value attributable to the hedged risk; however, the contracts were not designated as fair value hedges and therefore, are not receiving hedge accounting but being marked to market through earnings.

 Under the following swap agreements, the Partnership pays a floating rate of interest and receives a fixed rate based on a three-month U.S. Dollar LIBOR rate to match the fixed rate of the Senior Notes:

Date of Hedge	Notional Amount	Paying Floating Rate	Receiving Fixed Rate	Maturity Date
September 2010	$40,000	3 Month LIBOR	2.3150%	April 2018
September 2010	$60,000	3 Month LIBOR	2.3150%	April 2018

In March 2010, in connection with a pay down of the Partnership’s revolving credit facility, the Partnership terminated all of its existing cash flow hedge agreements with an aggregate notional amount of $140,000, which it had entered to hedge its exposure to increases in the benchmark interest rate underlying its variable rate revolving and term loan credit facilities.  Termination fees of $3,850 were paid on early extinguishment of all interest rate swap agreements in March 2010.   The amounts remaining in AOCI were reclassified into interest expense over the original term of the terminated interest rate derivatives.

            The Partnership recognized increases in interest expense of $633 and $2,561 for the three months ended March 31, 2011 and 2010, respectively, related to the difference between the fixed rate and the floating rate of interest on the interest rate swap and net cash settlement of interest rate swaps and hedges.

For information regarding fair value amounts and gains and losses on interest rate derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts, and Gains and Losses on Derivative Instruments and Related Hedged Items” below.

(d)	Tabular Presentation of Fair Value Amounts, and Gains and Losses on Derivative Instruments and Related Hedged Items

The following table summarizes the fair values and classification of the Partnership’s derivative instruments in its Consolidated Balance Sheet:

	Fair Values of Derivative Instruments in the Consolidated Balance Sheet

	Derivative Assets			Derivative Liabilities
		Fair Values			Fair Values
	Balance Sheet Location	March 31, 2011	December 31,, 2010	Balance Sheet Location	March 31, 2011	December 31, 2010
Derivatives designated as hedging instruments	Current:			Current:
Interest rate contracts	Fair value of derivatives	$—	$—	Fair value of derivatives	$—	$—
Commodity contracts	Fair value of derivatives	144	201	Fair value of derivatives	802	230
		144	201		802	230
	Non-current:			Non-current:
Interest rate contracts	Fair value of derivatives	—	—	Fair value of derivatives	—	—
Commodity contracts	Fair value of derivatives	—	—	Fair value of derivatives	468	171
		—	—		468	171

Total derivatives designated as hedging instruments		$144	$201		$1,270	$401

Derivatives not designated as hedging instruments	Current:			Current:
Interest rate contracts	Fair value of derivatives	$1,994	$1,941	Fair value of derivatives	$—	$—
Commodity contracts	Fair value of derivatives	—	-	Fair value of derivatives	291	51
		1,994	1,941		291	51
	Non-current:			Non-current:
Interest rate contracts	Fair value of derivatives	—	—	Fair value of derivatives	4,596	3,930
Commodity contracts	Fair value of derivatives	—	—	Fair value of derivatives	—	—
		—	—		—	3,930
Total derivatives not designated as hedging instruments		$1 ,994	$1,941		$4,887	$3,981

	Effect of Derivative Instruments on the Consolidated Statement of Operations For the Three Months Ended March 31, 2011 and 2010

	Effective Portion					Ineffective Portion and Amount Excluded from Effectiveness Testing
	Amount of Gain or (Loss) Recognized in OCI on Derivatives		Location of Gain or (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income		Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
	2011	2010		2011	2010		2011	2010
Derivatives designated as hedging instruments
Interest rate contracts	$—	$(241)	Interest Expense	$(19)	$(2,371)	Interest Expense	$—	$—
Commodity contracts	(908)	499	Natural Gas Revenues	434	113	Natural Gas Revenues	—	4

Total derivatives designated as hedging instruments	$(908)	$(258)		$415	$(2,258)		$—	$4
	Location of Gain or (Loss) Recognized in Income on Derivatives			Amount of Gain or (Loss) Recognized in Income on Derivatives
				2011	2010
Derivatives not designated as hedging instruments
Interest rate contracts	Interest Expense			$(614)	$(190)
Commodity contracts	Natural Gas Services Revenues			(257)	(93)
Total derivatives not designated as hedging instruments				$(871)	$(283)

Amounts expected to be reclassified into earnings for the subsequent 12-month period are losses of $0 for interest rate cash flow hedges and of $578 for commodity cash flow hedges.

 (7)           Fair Value Measurements

The Partnership provides disclosures pursuant to certain provisions of ASC 820, which provides a framework for measuring fair value and expanded disclosures about fair value measurements.  ASC 820 applies to all assets and liabilities that are being measured and reported on a fair value basis. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value of each asset and liability carried at fair value into one of the following categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that are not corroborated by market data.

The Partnership’s derivative instruments, which consist of commodity and interest rate swaps, are required to be measured at fair value on a recurring basis. The fair value of the Partnership’s derivative instruments is determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets, which is considered Level 2. Refer to Note 6 for further information on the Partnership’s derivative instruments and hedging activities.

The following items are measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 at March 31, 2011:

	Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	March 31, 2011	(Level 1)	(Level 2)	(Level 3)
Assets
Interest rate derivatives	$1,994	$—	$1,994	$—
Natural gas derivatives	144	—	144	—

Total assets	$2,138	$—	$2,138	$—
Liabilities
Interest rate derivatives	$(4,596)	$—	$(4,596)	$—
Natural gas derivatives	(58)	—	(58)	—
Crude oil derivatives	(758)	—	(758)	—
Natural gas liquids derivatives	(745)	—	(745)	—

Total liabilities	$(6,157)	$—	$(6,157)	$—

The following items are measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 at December 31, 2010:

	Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	December 31, 2010	(Level 1)	(Level 2)	(Level 3)
Assets
Interest rate derivatives	$1,941	$—	$1,941	$—
Natural gas derivatives	201	—	201	—
Total assets	$2,142	$—	$2,142	$—
Liabilities
Interest rate derivatives	$3,930	$—	$3,930	$—
Natural gas derivatives	28	—	28	—
Crude oil derivatives	177	—	177	—
Natural gas liquids derivatives	247	—	247	—

Total liabilities	$4,382	$—	$4,382	$—

ASC 825-10-65, related to disclosures about fair value of financial instruments, requires that the Partnership disclose estimated fair values for its financial instruments.  Fair value estimates are set forth below for the Partnership’s financial instruments.  The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

•
Accounts and other receivables, trade and other accounts payable, other accrued liabilities, income taxes payable and due from/to affiliates — the carrying amounts approximate fair value because of the short maturity of these instruments.

•	Long-term debt including current installments — the carrying amount of the revolving and term loan facilities approximates fair value due to the debt having a variable interest rate.

The estimated fair value of the Senior Notes was approximately $217,932 and $216,366 based on market prices of similar debt at March 31, 2011 and December 31, 2010, respectively.

 (8)           Related Party Transactions

As of March 31, 2011, Martin Resource Management owns 5,703,823 of the Partnership’s common units and 889,444 subordinated units collectively representing approximately 32.2% of the Partnership’s outstanding limited partnership units.  The Partnership’s general partner is a wholly-owned subsidiary of Martin Resource Management.  The Partnership’s general partner owns a 2.0% general partner interest in the Partnership and the Partnership’s incentive distribution rights.  The Partnership’s general partner’s ability, as general partner, to manage and operate the Partnership, and Martin Resource Management’s ownership as of March 31, 2011, of approximately 32.2% of the Partnership’s outstanding limited partnership units, effectively gives Martin Resource Management the ability to veto some of the Partnership’s actions and to control the Partnership’s management.

The following is a description of the Partnership’s material related party transactions:

Omnibus Agreement

            Omnibus Agreement.   The Partnership and its general partner are parties to an omnibus agreement dated November 1, 2002, with Martin Resource Management that governs, among other things, potential competition and indemnification obligations among the parties to the agreement, related party transactions, the provision of general administration and support services by Martin Resource Management and our use of certain of Martin Resource Management’s trade names and trademarks. The omnibus agreement was amended on November 24, 2009, to include processing crude oil into finished products including naphthenic lubricants, distillates, asphalt and other intermediate cuts.

Non-Competition Provisions. Martin Resource Management has agreed for so long as it controls our general partner, not to engage in the business of:

•	providing terminalling, refining, processing, distribution and midstream logistical services for hydrocarbon products and by-products;

•	providing marine and other transportation of hydrocarbon products and by-products; and

•	manufacturing and marketing fertilizers and related sulfur-based products.

 This restriction does not apply to:

•	the ownership and/or operation on our behalf of any asset or group of assets owned by us or our affiliates;

•	any business operated by Martin Resource Management, including the following:

o	providing land transportation of various liquids;

o	distributing fuel oil, sulfuric acid, marine fuel and other liquids;

o	providing marine bunkering and other shore-based marine services in Alabama, Louisiana Mississippi and Texas;

o	operating a small crude oil gathering business in Stephens, Arkansas;

o	operating an underground NGL storage facility in Arcadia, Louisiana;

o	building and marketing sulfur processing equipment; and

o	developing an underground natural gas storage facility in Arcadia, Louisiana.

•	any business that Martin Resource Management acquires or constructs that has a fair market value of less than $5,000;

•
any business that Martin Resource Management acquires or constructs that has a fair market value of $5,000 million or more if the Partnership has been offered the opportunity to purchase the business for fair market value, and the Partnership declines to do so with the concurrence of the conflicts committee; and

•
any business that Martin Resource Management acquires or constructs where a portion of such business includes a restricted business and the fair market value of the restricted business is $5,000 or more and represents less than 20% of the aggregate value of the entire business to be acquired or constructed; provided that, following completion of the acquisition or construction, the Partnership will be provided the opportunity to purchase the restricted business.

Services. Under the omnibus agreement, Martin Resource Management provides us with corporate staff, support services, and administrative services necessary to operate our business. The omnibus agreement requires us to reimburse Martin Resource Management for all direct expenses it incurs or payments it makes on our behalf or in connection with the operation of our business. There is no monetary limitation on the amount the Partnership is required to reimburse Martin Resource Management for direct expenses.  In addition to the direct expenses, Martin Resource Management is entitled to reimbursement for a portion of indirect general and administrative and corporate overhead expenses.  Under the omnibus agreement, the Partnership is required to reimburse Martin Resource Management for indirect general and administrative and corporate overhead expenses.

Effective October 1, 2010, through September 30, 2011, the Conflicts Committee of the board of directors of our general partner (the “Conflicts Committee”) approved an annual reimbursement amount for indirect expenses of $4,168.  We reimbursed Martin Resource Management for $1,042 and $916 of indirect expenses for the three months ended March 31, 2011 and 2010, respectively.  The Conflicts Committee will review and approve future adjustments in the reimbursement amount for indirect expenses, if any, annually.

These indirect expenses are intended to cover the centralized corporate functions Martin Resource Management provides for us, such as accounting, treasury, clerical billing, information technology, administration of insurance, general office expenses and employee benefit plans and other general corporate overhead functions the Partnership shares with Martin Resource Management retained businesses. The provisions of the omnibus agreement regarding Martin Resource Management’s services will terminate if Martin Resource Management ceases to control our general partner.

Related Party Transactions. The omnibus agreement prohibits us from entering into any material agreement with Martin Resource Management without the prior approval of the conflicts committee of our general partner’s board of directors. For purposes of the omnibus agreement, the term material agreements means any agreement between the Partnership and Martin Resource Management that requires aggregate annual payments in excess of then-applicable agreed upon reimbursable amount of indirect general and administrative expenses. Please read “— Services” above.

License Provisions. Under the omnibus agreement, Martin Resource Management has granted us a nontransferable, nonexclusive, royalty-free right and license to use certain of its trade names and marks, as well as the trade names and marks used by some of its affiliates.

Amendment and Termination. The omnibus agreement may be amended by written agreement of the parties; provided, however, that it may not be amended without the approval of the conflicts committee of our general partner if such amendment would adversely affect the unitholders. The omnibus agreement was amended on November 24, 2009, to permit us to provide refining services to Martin Resource Management.  Such amendment was approved by the conflicts committee of our general partner.  The omnibus agreement, other than the indemnification provisions and the provisions limiting the amount for which the Partnership will reimburse Martin Resource Management for general and administrative services performed on our behalf, will terminate if the Partnership is no longer an affiliate of Martin Resource Management.

Motor Carrier Agreement

Motor Carrier Agreement.  The Partnership is a party to a motor carrier agreement effective January 1, 2006, with Martin Transport, Inc., a wholly owned subsidiary of Martin Resource Management through which Martin Resource Management operates its land transportation operations.  This agreement replaced a prior agreement effective November 1, 2002, between us and Martin Transport, Inc. for land transportation services.  Under the agreement, Martin Transport Inc. agreed to ship our NGL shipments as well as other liquid products.

Term and Pricing. This agreement was amended in November 2006, January 2007, April 2007 and January 2008 to add additional point-to-point rates and to modify certain fuel and insurance surcharges being charged to the Partnership.  The agreement has an initial term that expired in December 2007 but automatically renews for consecutive one-year periods unless either party terminates the agreement by giving written notice to the other party at least 30 days prior to the expiration of the then-applicable term.  The Partnership has the right to terminate this agreement at anytime by providing 90 days prior notice.  Under this agreement, Martin Transport, Inc. transports the Partnership’s NGL shipments as well as other liquid products. These rates are subject to any adjustment to which are mutually agreed or in accordance with a price index. Additionally, during the term of the agreement, shipping charges are also subject to fuel surcharges determined on a weekly basis in accordance with the U.S. Department of Energy’s national diesel price list.

Marine Agreements

Marine Transportation Agreement. The Partnership is a party to a marine transportation agreement effective January 1, 2006, which was amended January 1, 2007, under which the Partnership provides marine transportation services to Martin Resource Management on a spot-contract basis at applicable market rates. This agreement replaced a prior agreement effective November 1, 2002 between the Partnership and Martin Resource Management covering marine transportation services which expired November 2005.  Effective each January 1, this agreement automatically renews for consecutive one-year periods unless either party terminates the agreement by giving written notice to the other party at least 60 days prior to the expiration of the then applicable term. The fees the Partnership charges Martin Resource Management are based on applicable market rates.

Cross Marine Charter Agreements. Cross entered into four marine charter agreements with the Partnership effective March 1, 2007.  These agreements have an initial term of five years and continue indefinitely thereafter subject to cancellation after the initial term by either party upon a 30 day written notice of cancellation. The charter hire payable under these agreements will be adjusted annually to reflect the percentage change in the Consumer Price Index.

Marine Fuel.  The Partnership is a party to an agreement with Martin Resource Management under which Martin Resource Management provides the Partnership with marine fuel from its locations in the Gulf of Mexico at a fixed rate over the Platt’s U.S. Gulf Coast Index for #2 Fuel Oil.  Under this agreement, the Partnership agreed to purchase all of its marine fuel requirements that occur in the areas serviced by Martin Resource Management.

 Terminal Services Agreements

Diesel Fuel Terminal Services Agreement.  The Partnership is a party to an agreement under which the Partnership provides terminal services to Martin Resource Management. This agreement was amended and restated as of October 27, 2004, and was set to expire in December 2006, but automatically renewed and will continue to automatically renew on a month-to-month basis until either party terminates the agreement by giving 60 days written notice.  The per gallon throughput fee we charge under this agreement may be adjusted annually based on a price index.

Miscellaneous Terminal Services Agreements.  The Partnership is currently party to several terminal services agreements and from time to time the Partnership may enter into other terminal service agreements for the purpose of providing terminal services to related parties. Individually, each of these agreements is immaterial but when considered in the aggregate they could be deemed material. These agreements are throughput based with a minimum volume commitment. Generally, the fees due under these agreements are adjusted annually based on a price index.

Other Agreements

 Cross Tolling Agreement. We are party to an agreement under which we  process crude oil into finished products, including naphthenic lubricants, distillates, asphalt and other intermediate cuts for Cross.  The Tolling Agreement has a 12 year term which expires November 24, 2021.   Under this Tolling Agreement, Martin Resource Management agreed to refine a minimum of 6,500 barrels per day of crude oil at the refinery at a fixed price per barrel.  Any additional barrels are refined at a modified price per barrel.  In addition, Martin Resource Management agreed to pay a monthly reservation fee and a periodic fuel surcharge fee based on certain parameters specified in the Tolling Agreement.  All of these fees (other than the fuel surcharge) are subject to escalation annually based upon the greater of 3% or the increase in the Consumer Price Index for a specified annual period.  In addition, every three years, the parties can negotiate an upward or downward adjustment in the fees subject to their mutual agreement.

Sulfuric Acid Sales Agency Agreement. The Partnership is party to an agreement under which Martin Resource Management purchases and markets the sulfuric acid produced by the Partnership’s sulfuric acid production plant at Plainview, Texas, and which is not consumed by the Partnership’s internal operations.  This agreement, which was amended and restated in August 2008, will remain in place until the Partnership terminates it by providing 180 days’ written notice.  Under this agreement, the Partnership sells all of its excess sulfuric acid to Martin Resource Management.  Martin Resource Management then markets such acid to third-parties and the Partnership shares in the profit of Martin Resource Management’s sales of the excess acid to such third parties.

Other Miscellaneous Agreements. From time to time the Partnership enters into other miscellaneous agreements with Martin Resource Management for the provision of other services or the purchase of other goods.

The tables below summarize the related party transactions that are included in the related financial statement captions on the face of the Partnership’s Consolidated Statements of Operations. The revenues, costs and expenses reflected in these tables are tabulations of the related party transactions that are recorded in the corresponding caption of the consolidated financial statement and do not reflect a statement of profits and losses for related party transactions.

The impact of related party revenues from sales of products and services is reflected in the consolidated financial statement as follows:

	Three Months Ended March 31,
Revenues:	2011	2010
Terminalling and storage	$12,938	$10,694
Marine transportation	6,565	6,060
Product sales:
Natural gas services	2,203	61
Sulfur services	3,186	186
Terminalling and storage	10	60
	5,399	307
	$24,902	$17,061

The impact of related party cost of products sold is reflected in the consolidated financial statement as follows:

Costs and expenses:
Cost of products sold:
Natural gas services	$23,205	$18,706
Sulfur services	4,152	3,317
Terminalling and storage	56	877
	$27,413	$22,900

The impact of related party operating expenses is reflected in the consolidated financial statement as follows:

Operating expenses
Terminalling and storage	$4,202	$3,041
Natural gas services	608	332
Sulfur services	1,244	1,016
Marine Transportation	5,988	6,244
	$12,042	$10,633

The impact of related party selling, general and administrative expenses is reflected in the consolidated financial statement as follows:

Selling, general and administrative:
Terminalling and storage	$15	$—
Natural gas services	1,332	269
Sulfur services	642	617
Indirect overhead allocation, net of reimbursement	1,042	916
	$3,031	$1,802

As described in Note 3, on January 31, 2011, the Partnership acquired 13 shore-based marine terminalling facilities, one specialty terminalling facility and certain terminalling related assets from Martin Resource Management.

(9)           Business Segments

The Partnership has four reportable segments: terminalling and storage, natural gas services, sulfur services and marine transportation. The Partnership’s reportable segments are strategic business units that offer different products and services. The operating income of these segments is reviewed by the chief operating decision maker to assess performance and make business decisions.

The accounting policies of the operating segments are the same as those described in Note 2 in the Partnership’s annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 2, 2011. The Partnership evaluates the performance of its reportable segments based on operating income. There is no allocation of administrative expenses or interest expense.

	Operating Revenues	Intersegment Revenues Eliminations	Operating Revenues after Eliminations	Depreciation and Amortization	Operating Income (loss) after eliminations	Capital Expenditures
Three months ended March 31, 2011
Terminalling and storage	$37,646	$(978)	$36,668	$4,541	$3,168	$4,204
Natural gas services	167,211	—	167,211	1,514	3,531	515
Sulfur services	59,758	—	59,758	1,622	9,911	7,247
Marine transportation	21,439	(2,040)	19,399	3,265	(1,281)	2,908
Indirect selling, general and administrative	—	—	—	—	(1,818)	—

Total	$286,054	$(3,018)	$283,036	$10,942	$13,511	$14,874

Three months ended March 31, 2010
Terminalling and storage	$26,342	$(1,181)	$25,161	$4,011	$2,605	$1,787
Natural gas services	165,229	—	165,229	1,191	2,707	346
Sulfur services	34,409	—	34,409	1,523	4,340	1,293
Marine transportation	18,998	(1,121)	17,877	3,180	(290)	49
Indirect selling, general and administrative	—	—	—	—	(1,799)	—
Total	$244,978	$(2,302)	$242,676	$9,905	$7,563	$3,475

The following table reconciles operating income to net income:
	Three Months Ended March 31,
	2011	2010

Operating income	$13,511	$7,563
Equity in earnings of unconsolidated entities	2,376	2,176
Interest expense	(8,402)	(8,003)
Other, net	60	60
Income taxes	(223)	(25)
Net income	$7,322	$1,771
Total assets by segment are as follows:

	March 31,	December 31,
	2011	2010
Total assets:
Terminalling and storage	$213,554	$188,234
Natural gas services	293,964	314,815
Sulfur services	150,532	138,224
Marine transportation	147,685	144,205
Total assets	$805,735	$785,478

(10)           Long-Term Debt and Capital Leases

At March 31, 2011 and December 31, 2010, long-term debt consisted of the following:

	March 31, 2011	December 31, 2010
** $200,000 Senior Notes, 8.875% interest, net of unamortized discount of $2,456 and $2,543, respectively, issued March 2010 and due April 2018, unsecured	$197,544	$197,457
*** $275,000 Revolving loan facility at variable interest rate (4.33%* weighted average at March 31, 2011), due March 2013, secured by substantially all of the Partnership’s assets, including, without limitation, inventory, accounts receivable, vessels, equipment, fixed assets and the interests in the Partnership’s operating subsidiaries and equity method investees	135,000	163,000
$7,114 Note payable to bank, interest rate at 7.50%, maturity date of January 2017, secured by equipment	7,114	7,354
Capital lease obligations	6,145	6,172
Total long-term debt and capital lease obligations	345,803	373,983
Less current installments	1,148	1,121
Long-term debt and capital lease obligations, net of current installments	$344,655	$372,862

* Interest rate fluctuates based on the LIBOR rate plus an applicable margin set on the date of each advance. The margin above LIBOR is set every three months. Indebtedness under the credit facility bears interest at LIBOR plus an applicable margin or the base prime rate plus an applicable margin. The applicable margin for revolving loans that are LIBOR loans ranges from 3.00% to 4.25% and the applicable margin for revolving loans that are base prime rate loans ranges from 2.00% to 3.25%. The applicable margin for existing LIBOR borrowings is 4.00%.  Effective April 1, 2011, the applicable margin for existing LIBOR borrowings remained at 4.00%.  Effective April 15, 2011, under the Seventh Amendment to the Credit Agreement as described more fully below, the applicable margin for existing LIBOR borrowings decreased to 2.75%.

** Effective September 2010, the Partnership entered into an interest rate swap that swapped $40,000 of fixed rate to floating rate.  The floating rate cost is the applicable three-month LIBOR rate.  This interest rate swap is not accounted for using hedge accounting and matures in April 2018.

** Effective September 2010, the Partnership entered into an interest rate swap that swapped $60,000 of fixed rate to floating rate.  The floating rate cost is the applicable three-month LIBOR rate.  This interest rate swap is not accounted for using hedge accounting and matures in April 2018.

*** Effective October 2008, the Partnership entered into a cash flow hedge that swapped $40,000 of floating rate to fixed rate. The fixed rate cost was 2.820% plus the Partnership’s applicable LIBOR borrowing spread. Effective April 2009, the Partnership entered into two subsequent swaps to lower its effective fixed rate to 2.580% plus the Partnership’s applicable LIBOR borrowing spread. These cash flow hedges were scheduled to mature in October 2010, but were terminated in March 2010.

*** Effective January 2008, the Partnership entered into a cash flow hedge that swapped $25,000 of floating rate to fixed rate. The fixed rate cost was 3.400% plus the Partnership’s applicable LIBOR borrowing spread. Effective April 2009, the Partnership entered into two subsequent swaps to lower its effective fixed rate to 3.050% plus the Partnership’s applicable LIBOR borrowing spread. These cash flow hedges matured in January 2010.

*** Effective September 2007, the Partnership entered into a cash flow hedge that swapped $25,000 of floating rate to fixed rate. The fixed rate cost was 4.605% plus the Partnership’s applicable LIBOR borrowing spread. Effective March 2009, the Partnership entered into two subsequent swaps to lower its effective fixed rate to 4.305% plus the Partnership’s applicable LIBOR borrowing spread. These cash flow hedges were scheduled to mature in September 2010, but were terminated in March 2010.

*** Effective November 2006, the Partnership entered into an interest rate swap that swapped $30,000 of floating rate to fixed rate. The fixed rate cost was 4.765% plus the Partnership’s applicable LIBOR borrowing spread. This cash flow hedge matured in March 2010.

*** Effective March 2006, the Partnership entered into a cash flow hedge that swapped $75,000 of floating rate to fixed rate. The fixed rate cost was 5.25% plus the Partnership’s applicable LIBOR borrowing spread. Effective February 2009, the Partnership entered into two subsequent swaps to lower its effective fixed rate to 5.10% plus the Partnership’s applicable LIBOR borrowing spread. These cash flow hedges were scheduled to mature in November 2010, but were terminated in March 2010.

(a)           Senior Notes

In March 2010, the Partnership and Martin Midstream Finance Corp. (“FinCo”), a subsidiary of the Partnership (collectively, the “Issuers”), entered into (i) a Purchase Agreement, dated as of March 23, 2010 (the “Purchase Agreement”), by and among the Issuers, certain subsidiary guarantors (the “Guarantors”) and Wells Fargo Securities, LLC, RBC Capital Markets Corporation and UBS Securities LLC, as representatives of a group of initial purchasers (collectively, the “Initial Purchasers”), (ii) an Indenture, dated as of March 26, 2010 (the “Indenture”), among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and (iii) a Registration Rights Agreement, dated as of March 26, 2010 (the “Registration Rights Agreement”), among the Issuers, the Guarantors and the Initial Purchasers, in connection with a private placement to eligible purchasers of $200,000 in aggregate principal amount of the Issuers’ 8.875% senior unsecured notes due 2018 (the “Senior Notes”).  We completed the aforementioned Senior Notes offering on March 26, 2010, and received proceeds of approximately $197,200, after deducting initial purchasers’ discounts and the expenses of the private placement. The proceeds were primarily used to repay borrowings under our revolving credit facility.

On September 16, 2010, the Partnership filed a registration statement, pursuant to the registration rights agreement for the Senior Notes issued in March 2010.  The Partnership exchanged the Senior Notes for registered 8.875% senior unsecured Senior Notes due April 2018.

In connection with the issuance of the Senior Notes, all “non-issuer” wholly-owned subsidiaries of the Partnership issued full, irrevocable, and unconditional guarantees of the Senior Notes.  As discussed in Note 14, the Partnership does not provide separate financial statements of the Operating Partnership because the Partnership has no independent assets or operations, the guarantees are full and unconditional, and the other subsidiary of the Partnership is minor.

Indenture.   On March 26, 2010, the Issuers issued the Senior Notes pursuant to the Indenture in a transaction exempt from registration requirements under the Securities Act.  The Senior Notes were resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

Interest and Maturity. The Senior Notes will mature on April 1, 2018. The interest payment dates are April 1 and October 1, beginning on October 1, 2010.

Optional Redemption.  Prior to April 1, 2013, the Issuers have the option on any one or more occasions to redeem up to 35% of the aggregate principal amount of the Senior Notes issued under the Indenture at a redemption price of 108.875% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date of the Senior Notes with the proceeds of certain equity offerings. Prior to April 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the Senior Notes at the redemption price equal to the sum of (i) the principal amount thereof, plus (ii) a make whole premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date. On or after April 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the Senior Notes at redemption prices (expressed as percentages of principal amount) equal to 104.438% for the twelve-month period beginning on April 1, 2014, 102.219% for the twelve-month period beginning on April 1, 2015 and 100.00% for the twelve-month period beginning on April 1, 2016 and at any time thereafter, plus accrued and unpaid interest, if any, to the applicable redemption date on the Senior Notes.

Certain Covenants.  The Indenture restricts the Partnership’s ability and the ability of certain of its subsidiaries to: (i) sell assets including equity interests in its subsidiaries; (ii) pay distributions on, redeem or repurchase its units or redeem or repurchase its subordinated debt; (iii) make investments; (iv) incur or guarantee additional indebtedness or issue preferred units; (v) create or incur certain liens; (vi) enter into agreements that restrict distributions or other payments from its restricted subsidiaries to us; (vii) consolidate, merge or transfer all or substantially all of its assets; (viii) engage in transactions with affiliates; (ix) create unrestricted subsidiaries; (x) enter into sale and leaseback transactions or (xi) engage in certain business activities. These covenants are subject to a number of important exceptions and qualifications. If the Senior Notes achieve an investment grade rating from each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default (as defined in the Indenture) has occurred and is continuing, many of these covenants will terminate.

Events of Default.  The Indenture provides that each of the following is an Event of Default: (i) default for 30 days in the payment when due of interest on the Senior Notes; (ii) default in payment when due of the principal of, or premium, if any, on the Senior Notes; (iii) failure by the Partnership to comply with certain covenants relating to asset sales, repurchases of the Senior Notes upon a change of control and mergers or consolidations; (iv) failure by the Partnership for 180 days after notice to comply with its reporting obligations under the Securities Exchange Act of 1934; (v) failure by the Partnership for 60 days after notice to comply with any of the other agreements in the Indenture; (vi) default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by the Partnership or any of its restricted subsidiaries, whether such indebtedness or guarantee now exists or is created after the date of the Indenture, if such default: (a) is caused by a payment default; or (b) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $20,000 or more, subject to a cure provision; (vii) failure by the Partnership or any of its restricted subsidiaries to pay final judgments aggregating in excess of $20,000, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force or effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its subsidiary guarantee and (ix) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Issuers or any of the Partnership’s restricted subsidiaries that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Partnership. Upon a continuing Event of Default, the Trustee, by notice to the Issuers, or the holders of at least 25% in principal amount of the then outstanding Senior Notes, by notice to the Issuers and the Trustee, may declare the Senior Notes immediately due and payable, except that an Event of Default resulting from entry into a bankruptcy, insolvency or reorganization with respect to the Issuers, any restricted subsidiary of the Partnership that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Partnership, will automatically cause the Senior Notes to become due and payable.

Registration Rights Agreement.   Under the Registration Rights Agreement, the Issuers and the Guarantors filed with the SEC, a registration statement with respect to an offer to exchange the Senior Notes for substantially identical notes that are registered under the Securities Act.  Pursuant to the registration rights agreement for the Senior Notes issued in March 2010, the Partnership filed an exchange offer registration statement on September 16, 2010. The Partnership exchanged the Senior Notes for registered 8.875% senior unsecured notes due April 2018.

(b)           Credit Facility

On November 10, 2005, the Partnership entered into a $225,000 multi-bank credit facility comprised of a $130,000 term loan facility and a $95,000 revolving credit facility, which included a $20,000 letter of credit sub-limit. Effective September 30, 2006, the Partnership increased its revolving credit facility by $25,000, resulting in a committed $120,000 revolving credit facility.

Effective December 28, 2007, the Partnership increased its revolving credit facility by $75,000, resulting in a committed $195,000 revolving credit facility. Effective December 21, 2009, (i) the Partnership increased its revolving credit facility by approximately $72,722, resulting in a committed $267,722 revolving credit facility and (ii) decreased its term loan facility by approximately $62,051, resulting in a $67,949 term loan facility.  Effective January 14, 2010, the Partnership modified its revolving credit facility to (i) permit investment up to $25,000 in joint ventures and (ii) limit its ability to make capital expenditures.  Effective February 25, 2010, the Partnership increased the maximum amount of borrowings and letters of credit available under its credit facility from approximately $335,671 to $350,000.  Effective March 26, 2010, the Partnership’s credit facility was amended  and restated to (i) decrease the size of its aggregate facility from $350,000 to $275,000; (ii) convert all term loans to revolving loans; (iii) extend the maturity date from November 9, 2012 to March 15, 2013; (iv) permit the Partnership to invest up to $40,000 in its joint ventures; (v) eliminate the covenant that limits its ability to make capital expenditures; (vi) decrease the applicable interest rate margin on committed revolver loans; (vii) limit its ability to make future acquisitions; and (viii) adjust the financial covenants.

Under the amended and restated credit facility, as of March 31, 2011, the Partnership had $135,000 outstanding under the revolving credit facility.  As of March 31, 2011, irrevocable letters of credit issued under the Partnership’s credit facility totaled $120. As of March 31, 2011, the Partnership had $139,880 available under its revolving credit facility.  The revolving credit facility is used for ongoing working capital needs and general partnership purposes, and to finance permitted investments, acquisitions and capital expenditures.   During the current fiscal year, draws on the Partnership’s credit facility ranged from a low of $135,000 to a high of $200,500.

The Partnership’s obligations under the credit facility are secured by substantially all of the Partnership’s assets, including, without limitation, inventory, accounts receivable, vessels, equipment, fixed assets and the interests in its operating subsidiaries and equity method investees. The Partnership may prepay all amounts outstanding under this facility at any time without penalty.

In addition, the credit facility contains various covenants, which, among other things, limit the Partnership’s ability to: (i) incur indebtedness; (ii) grant certain liens; (iii) merge or consolidate unless it is the survivor; (iv) sell all or substantially all of its assets; (v) make certain acquisitions; (vi) make certain investments; (vii) make certain capital expenditures; (viii) make distributions other than from available cash; (ix) create obligations for some lease payments; (x) engage in transactions with affiliates; (xi) engage in other types of business; and (xii) incur indebtedness or grant certain liens through its joint ventures.

The credit facility includes financial covenants that are tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter.  Prior to the Partnership’s or any of its subsidiaries’ issuance of $100,000 or more of unsecured indebtedness, the maximum permitted leverage ratio is 4.00 to 1.00.  After the Partnership or any of its subsidiaries’ issuance of $100,000 or more of unsecured indebtedness, the maximum permitted leverage ratio is 4.50 to 1.00.  After the Partnership or any of its subsidiaries’ issuance of $100,000 or more of unsecured indebtedness, the maximum permitted senior leverage ratio (as defined in the new credit facility but generally computed as the ratio of total secured funded debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) is 2.75 to 1.00.  The minimum consolidated interest coverage ratio (as defined in the new credit facility but generally computed as the ratio of consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges to consolidated interest charges) is 3.00 to 1.00.  The Partnership was in compliance with the covenants contained in the credit facility as of March 31, 2011.

The credit facility also contains certain default provisions relating to Martin Resource Management. If Martin Resource Management no longer controls the Partnership’s general partner, or if Ruben Martin is not the chief executive officer of our general partner or a successor acceptable to the administrative agent and lenders providing more than 50% of the commitments under our credit facility is not appointed, the lenders under the Partnership’s credit facility may declare all amounts outstanding thereunder immediately due and payable. In addition, an event of default by Martin Resource Management under its credit facility could independently result in an event of default under the Partnership’s credit facility if it is deemed to have a material adverse effect on the Partnership. Any event of default and corresponding acceleration of outstanding balances under the Partnership’s credit facility could require the Partnership to refinance such indebtedness on unfavorable terms and would have a material adverse effect on the Partnership’s financial condition and results of operations as well as its ability to make distributions to unitholders.

The Partnership is required to make certain prepayments under the credit facility.  If the Partnership receives greater than $15,000 from the incurrence of indebtedness other than under the credit facility, it must prepay indebtedness under the credit facility with all such proceeds in excess of $15,000. The Partnership must prepay revolving loans under the credit facility with the net cash proceeds from any issuance of its equity. The Partnership must also prepay indebtedness under the credit facility with the proceeds of certain asset dispositions. Other than these mandatory prepayments, the credit facility requires interest only payments on a quarterly basis until maturity. All outstanding principal and unpaid interest must be paid by March 15, 2013. The credit facility contains customary events of default, including, without limitation, payment defaults, cross-defaults to other material indebtedness, bankruptcy-related defaults, change of control defaults and litigation-related defaults.

The Partnership paid cash interest in the amount of $2,238 and $9,729 for the three months ended March 31, 2011 and 2010, respectively.  Capitalized interest was $95 and $25 for the three months ended March 31, 2011 and 2010, respectively.  In March 2010, the Partnership terminated all of its interest rate swaps resulting in termination fees of $3,850.

Amended Credit Facility.   On April 15, 2011, the Partnership entered into a Seventh Amendment to the Credit Agreement, among Martin Operating Partnership L.P., a wholly-owned subsidiary of the Partnership, as borrower, the Partnership and certain of its subsidiaries, as guarantors, the financial institution parties thereto, as lenders, Royal Bank of Canada, as administrative agent and collateral agent, and the various other agents and parties thereto.  The Seventh Amendment was arranged by Wells Fargo Securities, LLC and RBC Capital Markets.

The Seventh Amendment amends the Credit Agreement to, among other things, (1) increase the maximum amount of borrowings and letters of credit under the Credit Agreement from $275 million to $350 million, (2) extend the maturity date of all amounts outstanding under the Credit Agreement from March 15, 2013 to April 15, 2016, (3) decrease the applicable interest rate margin on committed revolver loans under the Credit Agreement as described in more detail below, (4) adjust the financial covenants as described in more detail below, (5) increase the maximum allowable amount of additional outstanding indebtedness of the borrower and the Partnership and certain of its subsidiaries as described in more detail below, and (6) adjust the commitment fee incurred on the unused portion of the loan facility as described in more detail below.

Amounts outstanding under the Credit Agreement bear interest at the borrower's option at either the Eurodollar Rate (the British Bankers Association LIBOR Rate) plus an applicable margin or the Base Rate (the highest of the Federal Funds Rate plus 0.50%, the 30-day Eurodollar Rate plus 1.0%, or the administrative agent’s prime rate) plus an applicable margin, and the applicable margin is determined by the Partnership’s leverage ratio. After giving effect to the Seventh Amendment, the applicable margin for Eurodollar Rate loans and letters of credit ranges from 2.00% to 3.25% and the applicable margin for Base Rate loans will range from 1.00% to 2.25%.

The Credit Agreement, as amended by the Seventh Amendment, contains financial covenants that, among other things, requires the Partnership to maintain specified ratios of: (i) EBITDA (as defined in the Credit Agreement) to consolidated interest charges (as defined in the Credit Agreement) of not less than 2.75 to 1.0 at the end of each fiscal quarter, (ii) total funded debt to EBITDA of not more than 5.00 to 1.00 at the end of each fiscal quarter, and (iii) total secured debt to EBITDA of not more than 3.25 to 1.00 at the end of each fiscal quarter.

The Credit Agreement, as amended by the Seventh Amendment, allows for the borrower and the Partnership and certain of its subsidiaries to incur and maintain additional indebtedness in an amount not to exceed $35 million.

The Partnership incurs a commitment fee on the unused portion of the loan facility, which ranges from 0.375% to 0.50% after giving effect to the Seventh Amendment.

(11)           Equity Offering

On February 9, 2011, the Partnership completed a public offering of 1,874,500 common units at a price of $39.35 per common unit, before the payment of underwriters’ discounts, commissions and offering expenses (per unit value is in dollars, not thousands).  Total proceeds from the sale of the 1,874,500 common units, net of underwriters’ discounts, commissions and offering expenses were $70,329.  The Partnership’s general partner contributed $1,505 in cash to the Partnership in conjunction with the issuance in order to maintain its 2% general partner interest in the Partnership.  On February 9, 2011, the Partnership made a $65,500 payment to reduce the outstanding balance under its revolving credit facility.

On February 8, 2010, the Partnership completed a public offering of 1,650,000 common units at a price of $32.35 per common unit, before the payment of underwriters’ discounts, commissions and offering expenses (per unit value is in dollars, not thousands).  The common units sold in the offering were registered under the Securities Act pursuant to the Partnership’s existing shelf registration statement.  Following this offering, the common units represented a 93.3% limited partnership interest in the Partnership.  Total proceeds from the sale of the 1,650,000 common units, net of underwriters’ discounts, commissions and offering expenses were $50,530.  The Partnership’s general partner contributed $1,089 in cash to the Partnership in conjunction with the issuance in order to maintain its 2% general partner interest in the Partnership.  On February 8, 2010, the Partnership made a $45,000 payment to reduce the outstanding balance under its revolving credit facility.

(12)           Income Taxes

The operations of a partnership are generally not subject to income taxes, except as discussed below, because its income is taxed directly to its partners. Effective January 1, 2007, the Partnership is subject to the Texas margin tax as described below. Woodlawn is subject to income taxes due to its corporate structure. A current federal income tax benefit of $0 and a current state income tax expense of $5, related to the operation of the subsidiary, were recorded for both the three months ended March 31, 2011 and 2010, respectively.  In connection with the Woodlawn acquisition, the Partnership also established deferred income taxes of $8,964 associated with book and tax basis differences of the acquired assets and liabilities. The basis differences are primarily related to property, plant and equipment.

A deferred tax benefit related to the Woodlawn basis differences of $3 and $147 was recorded for the three months ended March 31, 2011 and 2010, respectively.  A deferred tax liability of $8,210 and $8,213 related to the basis differences existed at March 31, 2011 and December 31, 2010, respectively.

In 2006, the Texas Governor signed into law a Texas margin tax (H.B. No. 3) which restructures the state business tax by replacing the taxable capital and earned surplus components of the current franchise tax with a new “taxable margin” component. Since the tax base on the Texas margin tax is derived from an income-based measure, the margin tax is construed as an income tax and, therefore, the recognition of deferred taxes applies to the new margin tax. The impact on deferred taxes as a result of this provision is immaterial. State income taxes attributable to the Texas margin tax of $226 and $172 were recorded in current income tax expense for the three months ended March 31, 2011 and 2010, respectively.

An income tax receivable of $760 (which is included in other current assets) existed at both March 31, 2011 and December 31, 2010.

The components of income tax expense (benefit) from operations recorded for the three months ended March 31, 2011 and 2010 are as follows:

	Three Months Ended March 31,
	2011	2010
Current:
Federal	$—	$—
State	226	172
	226	172
Deferred:
Federal	(3)	(147)
	$223	$25

(13)           Commitments and Contingencies

From time to time, the Partnership is subject to various claims and legal actions arising in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Partnership.

On May 2, 2008, the Partnership received a copy of a petition filed in the District Court of Gregg County, Texas (the “Court”) by Scott D. Martin (the “Plaintiff”) against Ruben S. Martin, III (the “Defendant”) with respect to certain matters relating to Martin Resource Management. The Defendant is an executive officer of Martin Resource Management and the Partnership’s general partner, the Defendant is a director of both Martin Resource Management and the Partnership’s general partner, and the Plaintiff is a former director of Martin Resource Management and the Partnership’s general partner. The lawsuit alleged that the Defendant breached a settlement agreement with the Plaintiff concerning certain Martin Resource Management matters and that the Defendant breached fiduciary duties allegedly owed to the Plaintiff in connection with their respective ownership and other positions with Martin Resource Management. Prior to the trial of this lawsuit, the Plaintiff dropped his claims against the Defendant relating to the breach of fiduciary duty allegations. The Partnership is not a party to the lawsuit and the lawsuit does not assert any claims (i) against the Partnership, (ii) concerning the Partnership’s governance or operations or (iii) against the Defendant with respect to his service as an officer or director of the Partnership’s general partner.

In May 2009, the lawsuit went to trial and on June 18, 2009, the Court entered a judgment (the “Judgment”) with respect to the lawsuit as further described below. In connection with the Judgment, the Defendant has advised us that he has filed a motion for new trial, a motion for judgment notwithstanding the verdict and a notice of appeal. In addition, on June 22, 2009, the Plaintiff filed a notice of appeal with the Court indicating his intent to appeal the Judgment and in fact, has done such. The Defendant has further advised the Partnership that on June 30, 2009, he posted a cash deposit in lieu of a bond and the judge has ruled that as a result of such deposit, the enforcement of any of the provisions in the Judgment is stayed until the matter is resolved on appeal.

The Judgment awarded the Plaintiff monetary damages in the approximate amount of $3,200, attorney’s fees of approximately $1,600 and interest. In addition, the Judgment grants specific performance and provides that the Defendant is to (i) transfer one share of his Martin Resource Management common stock to the Plaintiff, (ii) take such actions, including the voting of any Martin Resource Management shares which the Defendant owns, controls or otherwise has the power to vote, as are necessary to change the composition of the board of directors of Martin Resource Management from the current five-person board consisting of the Defendant, Randy Tauscher, Wes Skelton, Don Neumeyer, and Bob Bondurant (executive officers of Martin Resource Management and our general partner) to a four-person board to consist of the Defendant and his designee and the Plaintiff and his designee, and (iii) take such actions as are necessary to change the trustees of the Martin Resource Management Employee Stock Ownership Trust (the “MRMC ESOP Trust”) to just the Defendant and the Plaintiff.  The Judgment is directed solely at the Defendant and is not binding on any other officer, director or shareholder of Martin Resource Management or any trustee of a trust owning Martin Resource Management shares. The Judgment with respect to (ii) above terminated on February 17, 2010, and with respect to (iii) above on the 30th day after the election by the Martin Resource Management shareholders of the first successor Martin Resource Management board after February 17, 2010.  However, any enforcement of the Judgment was stayed pending resolution of the appeal relating to it.  In 2010, the Martin Resource Management board of directors removed Ruben S. Martin III and Scott D. Martin as trustees of the MRMC Employee Stock Ownership Plan and appointed the current trustees, Melanie Mathews, Johnnie Murry, Gina Patterson and Wesley M. Skelton. An election of the Board of Directors of Martin Resource Management occurred on June 18, 2010, whereby the current board of directors was elected.

On November 3, 2010, the Court of Appeals, Sixth Appellate District of Texas at Texarkana, issued an opinion on the appeal overturning the Judgment.  The Appellate Court’s opinion specifically reversed the Judgment and rendered a take-nothing judgment against the Plaintiff and in favor of the Defendant.  The Plaintiff petitioned the Supreme Court of Texas to hear his appeal from the Appellate Court but no further substantive action has been taken by the parties or the courts.

On September 5, 2008, the Plaintiff and one of his affiliated partnerships (the “SDM Plaintiffs”), on behalf of themselves and derivatively on behalf of Martin Resource Management, filed suit in a Harris County, Texas district court (the “Harris County Litigation”) against Martin Resource Management, the Defendant, Robert Bondurant, Donald R. Neumeyer and Wesley M. Skelton, in their capacities as directors of Martin Resource Management (the “MRMC Director Defendants”), as well as 35 other officers and employees of Martin Resource Management (the “Other MRMC Defendants”). In addition to their respective positions with Martin Resource Management, Robert Bondurant, Donald Neumeyer and Wesley Skelton are officers of the Partnership’s general partner. The Partnership is not a party to this lawsuit, and it does not assert any claims (i) against the Partnership, (ii) concerning the Partnership’s governance or operations, or (iii) against the MRMC Director Defendants or other MRMC Defendants with respect to their service to the Partnership.

The SDM Plaintiffs allege, among other things, that the MRMC Director Defendants have breached their fiduciary duties owed to Martin Resource Management and the SDM Plaintiffs, entrenched their control of Martin Resource Management and diluted the ownership position of the SDM Plaintiffs and certain other minority shareholders in Martin Resource Management, and engaged in acts of unjust enrichment, excessive compensation, waste, fraud and conspiracy with respect to Martin Resource Management. The SDM Plaintiffs seek, among other things, to rescind the June 2008 issuance by Martin Resource Management of shares of its common stock under its 2007 Long-Term Incentive Plan to the Other MRMC Defendants, remove the MRMC Director Defendants as officers and directors of Martin Resource Management, prohibit the Defendants, Wesley M. Skelton and Robert Bondurant from serving as trustees of the MRMC Employee Stock Ownership Plan, and place all of the Martin Resource Management common shares owned or controlled by the Defendant in a constructive trust that prohibits him from voting those shares.  The SDM Plaintiffs have amended their Petition to eliminate their claims regarding rescission of the issue by Martin Resource Management of shares of its common stock to the MRMC Employee Stock Ownership Plan. The case was abated in July 2009 during the pendency of a mandamus proceeding in the Texas Supreme Court. The Supreme Court denied mandamus relief on November 20, 2009.  As of May 4, 2011, this lawsuit is set to go to trial in July 2011.

The lawsuits described above are in addition to (i) a separate lawsuit filed in July 2008 in a Gregg County, Texas district court by the daughters of the Defendant against the Plaintiff, both individually and in his capacity as trustee of the Ruben S. Martin, III Dynasty Trust, which suit alleges, among other things, that the Plaintiff has engaged in self-dealing in his capacity as a trustee under the trust, which holds shares of Martin Resource Management common stock, and has breached his fiduciary duties owed to the plaintiffs, and who are beneficiaries of such trust, and (ii) a separate lawsuit filed in October 2008 in the United States District Court for the Eastern District of Texas by Angela Jones Alexander against the Defendant and Karen Yost in their capacities as a former trustee and a trustee, respectively, of the R.S. Martin Jr. Children Trust No. One (f/b/o Angela Santi Jones), which holds shares of Martin Resource Management common stock, which suit alleges, among other things that the Defendant and Karen Yost breached fiduciary duties owed to the plaintiff, who is the beneficiary of such trust, and seeks to remove Karen Yost as the trustee of such trust. With respect to the lawsuit described in (i) above, the Partnership has been informed that the Plaintiff has resigned as a trustee of the Ruben S. Martin, III Dynasty Trust. With respect to the lawsuit described in (ii) above, Angela Jones Alexander amended her claims to include her grandmother, Margaret Martin, as a defendant, but subsequently dropped her claims against Mrs. Martin.  Additionally, all claims pertaining to Karen Yost have been resolved.  All claims pertaining to Defendant have been preliminarily resolved, as the court, on February 9, 2011, issued an order that granted the parties’ Joint Motion for Administrative Closure.  With respect to the lawsuit referenced in (i) above, the case was tried in October 2009 and the jury returned a verdict in favor of the Defendant’s daughters against the Plaintiff in the amount of $4,900. On December 22, 2009, the court entered a judgment, reflecting an amount consistent with the verdict and additionally awarded attorneys’ fees and interest. On January 7, 2010, the court modified its original judgment and awarded the Defendant’s daughters approximately $2,700 in damages, including interest and attorneys’ fees. The Plaintiff has appealed the judgment and such appeal is still pending.

On September 24, 2008, Martin Resource Management removed Plaintiff as a director of the general partner of the Partnership. Such action was taken as a result of the collective effect of Plaintiff’s then recent activities, which the board of directors of Martin Resource Management determined was detrimental to both Martin Resource Management and the Partnership. The Plaintiff does not serve on any committees of the board of directors of the Partnership’s general partner. The position on the board of directors of the Partnership’s general partner vacated by the Plaintiff may be filled in accordance with the existing procedures for replacement of a departing director utilizing the Nominations Committee of the board of directors of the general partner of the Partnership. This position on the board of directors has been filled as of July 26, 2010, by Charles Henry “Hank” Still.

On February 22, 2010, as a result of the Harris County Litigation being derivative in nature, Martin Resource Management formed a special committee of its board of directors and designated such committee as the Martin Resource Management authority for the purpose of assessing, analyzing and monitoring the Harris County Litigation and any other related litigation and making any and all determinations in respect of such litigation on behalf of Martin Resource Management.  Such authorization includes, but is not limited to, reviewing the merits of the litigation, assessing whether to pursue claims or counterclaims against various persons or entities, assessing whether to appoint or retain experts or disinterested persons to make determinations in respect of such litigation, and advising and directing Martin Resource Management’s general counsel and outside legal counsel with respect to such litigation.  The special committee consists of Robert Bondurant, Donald R. Neumeyer and Wesley M. Skelton.

On May 4, 2010, the Partnership received a copy of a petition filed in a new case with the District Clerk of Gregg County, Texas by Martin Resource Management against the Plaintiff and others with respect to certain matters relating to Martin Resource Management. As noted above, the Plaintiff was a former director of Martin Resource Management.  The lawsuit alleges that the Plaintiff and others (i) willfully and intentionally interfered with existing Martin Resource Management contracts and the prospective business relationships of Martin Resource Management and (ii) published disparaging statements to third-parties with business relationships with Martin Resource Management, which constituted slander and business disparagement.   The Partnership is not a party to the lawsuit, and the lawsuit does not assert any claims (i) against the Partnership, (ii) concerning the Partnership’s governance or operations, or (iii) against the Plaintiff with respect to his service as an officer or former director of the general partner of the Partnership.

(14)           Consolidating Financial Statements

            In connection with the Partnership’s filing of a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “Registration Statement”), Martin Operating Partnership L.P. (the “Operating Partnership”), the Partnership’s wholly-owned subsidiary, has issued in the past, and  may issue in the future, additional unconditional guarantees of senior or subordinated debt securities of the Partnership in the event that the Partnership issues such securities from time to time under the Registration Statement. If issued, the guarantees will be full, irrevocable and unconditional. In addition, the Operating Partnership may also issue senior or subordinated debt securities under the Registration Statement which, if issued, will be fully, irrevocably and unconditionally guaranteed by the Partnership. The Partnership does not provide separate financial statements of the Operating Partnership because the Partnership has no independent assets or operations, the guarantees are full and unconditional, and the other subsidiary of the Partnership is minor. There are no significant restrictions on the ability of the Partnership or the Operating Partnership to obtain funds from any of their respective subsidiaries by dividend or loan.